Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-262658 and No. 333-285807) on Form S-8 and the registration statements (No. 333-261949 and No. 333-264872) on Form F-3 of our reports dated March 6, 2026, with respect to the consolidated financial statements of Grab Holdings Limited and its subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Singapore
March 6, 2026